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WASHINGTON, D.C.
WEST PALM BEACH
                               September 13, 2002

The Manitowoc Company, Inc.
500 South 16th Street
Manitowoc, Wisconsin  54221

Ladies and Gentlemen:

          We have acted as counsel for The Manitowoc Company, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 2,326,944 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), and related Common Stock Purchase Rights (the "Rights"), which may be issued or acquired pursuant to The Manitowoc Company, Inc. 1995 Stock Plan (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of August 5, 1996, by and between the Company and First Chicago Trust Company of New York (the "Rights Agreement").

          As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company's Amended and Restated Articles of Incorporation and By-Laws, as amended to date; (v) resolutions adopted by unanimous written consent of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six

FOLEY & LARDNER
777 EAST WISCONSIN AVENUE, SUITE 3800
MILWAUKEE, WISCONSIN 53202-5367

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
FOLEY & LARDNER

The Manitowoc Company, Inc.
September 13, 2002
Page 2


months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

          3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     /s/ Foley & Lardner

                                                     FOLEY & LARDNER